NEWS

Company Contact: Anthony Christon
Chief Financial Officer
Jaclyn, Inc.
(201) 868-9400

JACLYN REPORTS FIRST QUARTER FINANCIAL RESULTS;
ANNOUNCES DEVELOPMENTS CONCERNING
PURCHASE OPTION ON WEST NEW YORK FACILITY

FOR IMMEDIATE RELEASE

West New York, NJ, November 14, 2006...............................Jaclyn, Inc. (AMEX:JLN) today reported financial results for the first quarter ended September 30, 2006.

Net sales for the three-month period ended September 30, 2006 were $40,624,000 compared to $29,248,000 a year earlier. The Company reported first quarter net earnings of $463,000, or $.18 per diluted share, compared to fiscal 2006 first quarter net earnings of $146,000, or $.06 per diluted share.

Jaclyn also announced that the holder of the option to purchase the West New York, New Jersey headquarters has advised the Company that while the option holder expects that local governmental approval will be granted for use of the site as residential housing, the approval may not be broad enough to cover the option holder’s entire original plan for the site. With a softening of the real estate market, and the now likely smaller scope of the project, the option holder has initiated discussions with the Company to acquire the West New York property at a reduced price. The Company intends to evaluate all of its alternatives with regard to the West New York headquarters, including the general marketing of the property.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome (“SARS”) or other potential widespread health hazards may have on our business relative to production in the Far East and other countries in which we operate.

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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com

JACLYN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	First Quarter ended September 30,
	2006	2005
Net Sales	$40,624,000	$29,248,000

Net Earnings	$463,000	$146,000

Net Earnings per Common Share - Basic	$.19	$.06

Net Earnings per Common Share - Diluted	$.18	$.06

Weighted Average Number of
Shares Outstanding - Diluted	2,529,000	2,609,000